EXHIBIT 23.2
CONSENT OF ERNST & YOUNG, LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statement (Form S-8) of Oracle Corporation pertaining to the Hyperion Solutions Corporation 2004 Equity Incentive Plan, the Hyperion Solutions Corporation 1995 Stock Option/Stock Issuance Plan and the Arbor Software Corporation 1995 Stock Option/Stock Issuance Plan with respect to the consolidated financial statements and schedule of Oracle Corporation, Oracle Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
San Francisco, California,
April 18, 2007